March ___, 2002


Gregg Badger, Esq.
Thomson Kernaghan & Co., Ltd.
120 Adelaide Street, West
Suite 1600
Toronto, ON M5H 1T1
Canada

         Re:      Conversion of eAutoclaims.com, Inc. - Series A Preferred Stock

Dear Mr. Badger:

         The purpose of this letter is to set forth the agreements and understandings reached by and between eAutoclaims.com, Inc., a Nevada corporation ("eAuto") and Thomson Kernaghan & Co., Ltd., a corporation organized under the laws of Ontario, Canada ("TK") on behalf of itself and Canadian Advantage Limited Partnership and Advantage (Bermuda) Fund, Ltd. (collectively "CALP") in connection with the conversion by CALP and TK of eAuto's Series A Convertible Preferred Stock. It is the intent of the parties that this letter be a binding and enforceable agreement supported by good and valuable consideration.

         1. Background. eAuto, TK and CALP are parties to a certain Securities Purchase Agreement dated as of June 27, 2000 (the "Purchase Agreement"), a Security Agreement dated as of August 25, 2000 (the "Security Agreement") and a Registration Rights Agreement dated August 25, 2000 (the "Registration Rights Agreement") under which eAuto issued shares of its Series A Convertible Preferred Stock ("Preferred Stock"), Purchaser's Warrants and Agents Warrants. In addition, eAuto also issued shares of its Common Stock in escrow. The above agreements are collectively referred to as the "Preferred Stock Agreements". The Preferred Stock Agreements have been amended in certain respects pursuant to the series of modification agreements and addendums thereto ("Modification Agreement"). Unless otherwise provided below, the terms and conditions of the Modification Agreement and Preferred Stock Agreement are terminated and of no further force and effect between eAuto, TK and CALP. It is understood that the terms and conditions of the Preferred Stock Agreement and related Modification Agreement remain in full force and effect as between eAuto and Governors Road, LLC.

         2. Agreement to Convert all CALP Series A Preferred Stock. On December 7, 2001, eAuto received conversion notices from TK, as agent for CALP, to convert all of CALP's portion of Preferred Stock Certificates P-2, P-3 and P-4 at a conversion ratio of $.2825 for a total of 4,097,951 shares of eAuto's Common Stock. By execution of this Letter Agreement, eAuto agrees to take all necessary actions to issue 4,097,951 shares of its Common Stock underlying the conversion of the above referenced Series A Preferred Stock as directed by TK and as owned by CALP. Upon such issuance, TK and CALP shall no longer own any shares of eAuto's Preferred Stock. TK agrees that upon its receipt of certificates totaling 4,097,951 shares of eAuto's Common Stock relating to the conversion of the Series A Preferred Stock that it shall have no interest in the shares of previously issued Common Stock held in escrow, 50% of which will continue to be held for the benefit of Governor's Road, and the balance for eAuto.

         3. Affiliate Status. TK, on behalf of it self and CALP acknowledges and understands that the conversion of its entire block of eAuto Preferred Stock results in CALP and TK being considered an "affiliate" under Rule 144 of the Securities Act of 1933, as amended. TK on behalf of it self and CALP agrees not to effect any sales or other transfers of eAuto's Common Stock for a 6-month period from the conversion notice date. CALP and TK agree to comply with the insider trading and reporting requirements imposed by Section 16 under the Securities Exchange Act of 1934, as amended. eAuto will assist CALP and TK in making appropriate 1934 Act filings (i.e. Schedule 13G and Forms 3 and 4). CALP and TK agree, unless eAuto's shares are registered under the Securities Act, it shall not sell, transfer or dispose of eAuto's shares unless such transaction complies with the requirements of Rule 144 under the Securities Act, or TK receives an opinion from reputable counsel that such sale, transfer or conveyance of eAuto's common stock may be effected pursuant to another exemption under the Securities Act or is otherwise registered under the Securities Act.

         4. No Sales to Competitors. TK on behalf of itself and CALP understands that a material factor to eAuto for entering into this Agreement and eliminating the conversion limits in the prior Modification Agreements is TK's and CALP's agreement not to sell, convey, transfer or assign any shares of eAuto's Common Stock, warrants or voting rights related thereto, either directly or indirectly, to any competitor of eAuto. The parties will take reasonable steps to assure that the purchaser or transferee of any eAuto securities from TK or CALP is not a competitor of eAuto. In the event TK or CALP knowingly violate this understanding not to transfer eAuto's securities to competitors, the voting rights with respect to such securities shall be void ab initio. This provision will not prohibit TK or CALP from engaging in normal open market sales of eAuto's securities in accordance with Rule 144.

         5. Right of First Refusal and Notice for Block Trades. TK and CALP agree to provide eAuto 48-hours business day prior written notice of any proposed block trade of eAuto's securities, which exceed 25,000 shares. eAuto shall have the right to direct TK or CALP to a designated market maker or broker dealer to effectuate such trade within such 48-hours notice on the same terms and conditions with best execution. If such designated market maker or broker dealer is unable to effectuate the block trade, TK and CALP shall be free to effectuate the trade through its own market maker or broker dealer.

         6. Purchaser and Agent Warrants. TK and CALP shall retain all rights with respect to the Purchaser Warrants and Agent Warrants issued to such parties in connection with the Preferred Stock Agreements. Specifically, TK retains registration rights (subject to paragraph 7 below) and anti-dilution rights for the Purchaser Warrants and Agent Warrants as set forth in the respective Preferred Stock Agreements. All terms and conditions of the Purchaser Warrants and Agent Warrants remain unchanged, except that the Agent Warrants will be entitled to a cashless brokerage exercise.

         7.       Registration Rights

                  TK and CALP agree to waive any registration rights for any eAuto securities (shares, warranties or options) relating to registration of eAuto securities in connection with the registration statement (including all amendments) filed on behalf of certain selling shareholders for equity financing placed through Vfinance. TK and CALP shall have piggyback registration rights for subsequent registration statement (excluding Form S-8) subject to (i) the consent, not to be unreasonably withheld, of the managing underwriter of the subsequent underwritten public offering of the amount of eAuto securities included in any subsequent registration statement, (ii) reasonable lock up restrictions mutually agreed to by eAuto, TK and CALP. The parties will negotiate in good faith in determining the scope and nature of reasonable lock up arrangements.

         8. Satisfaction and Waiver of any Penalty Provisions. Upon the execution of this Agreement and delivery by eAuto of the 4,097,951 shares of its Common Stock, TK and CALP agree that any penalty provisions set forth in the Preferred Stock Agreement are satisfied vis-a-vis TK and CALP.

         9. TK's Exclusive Right to Future Equity Line Financing Agreement. eAuto agrees that TK shall maintain its exclusive right as a financing source for any future equity line of credit or similar arrangements based upon the agreed terms for such financings summarized on Exhibit "C" to the Restated Master Modification Agreement through May 31, 2003.

         10. Releases. Except for the covenants and obligations set forth in this Letter Agreement, eAuto, TK and CALP, as well as their successors and assigns forever release and discharge each other as well as their officers, directors, members, partners, attorneys, employees, agents, managers and representatives from any and all actions, causes of action, obligations, bad faith claims, costs, expenses, attorneys fees, damages, claims, liabilities and demands of whatsoever character, nature and kind, whether in contract or tort, known or unknown, suspected or unsuspected, which any party to this Agreement may now own or hold, against the other parties, directly or indirectly, deriving from, related to, connected with or incidental to the execution and performance of the Preferred Stock Agreements and subsequent modifications thereto.

         11. Successors and Assigns. The terms and conditions of this Agreement shall apply to the successors and assigns of the parties.

         IN WITNESS WHEREOF, the parties below have executed this Agreement effective as of the date set forth above.

                           eAUTOCLAIMS.COM, INC.


                           By:
                              --------------------------------------------------
                                    Eric Seidel
                                    President



                           THOMSON KERNAGHAN & CO., LTD.,
                           individually and as agent

                           By:
                              --------------------------------------------------
                                    Gregg Badger
                                    Senior Vice President



                           CALP II, LP, holding for
                           CANADIAN ADVANTAGE LIMITED
                           PARTNERSHIP as to 73% and
                           ADVANTAGE (BERMUDA) FUND, LTD.
                           as to 27%


                           By:
                              --------------------------------------------------
                                    Mark Valentine
                                    President - General Partner